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                          [Letterhead of Osler, Hoskin
                                & Harcourt LLP]


                                                                    EXHIBIT 8.1



                                                               November 6 , 2001

Solectron Corporation
777 Gibraltar Drive
Milpitas, California 95035


Ladies and Gentlemen:

We have acted as Canadian counsel to Solectron Corporation ("Solectron"), a corporation formed under the laws of Delaware, in connection with the proposed Plan of Arrangement under Section 192 of the Canada Business Corporations Act to be effected pursuant to the Combination Agreement dated August 8, 2001, as amended September 7, 2001 (the "Combination Agreement") among Solectron, C-MAC Industries Inc, Solectron Global Services Canada Inc., and 3924548 Canada Inc., a corporation existing under the laws of Canada. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Combination Agreement. This opinion is being delivered in connection with, and as an exhibit to, the Post-Effective Amendment No. 1 on Form S-3 of Solectron (the "S-3") to be filed with the Securities and Exchange Commission on or about today's date.

In acting as Canadian counsel to Solectron in connection with the Plan of Arrangement, we have participated in the preparation of the Combination Agreement and related documents, and in the preparation and filing of the C-MAC Management Information Circular of October 20, 2001 and the Solectron Corporation Proxy Statement/Prospectus of October 19, 2001 and the S-3. In particular, we have participated in the preparation of the discussion in the S-3 set forth in the section entitled "Income Tax Considerations - Canadian Federal Income Tax Considerations." The discussion contained under that caption relating to the Canadian federal income tax consequences of the matters described therein constitutes our opinion as of the date hereof.

If the Plan of Arrangement is effected on a basis different from that contemplated in the Combination Agreement, the C-MAC Management Information Circular and Solectron Corporation Proxy Statement/Prospectus of October 20, 2001, the S-3 or the officer's certificate referred to below, the opinion expressed herein may be inapplicable. Our opinion is based on the current provisions of the Income Tax Act (Canada) (the "Canadian Tax Act") and the regulations thereunder, the administrative and assessing policies and practices published by the Canada Customs and Revenue Agency prior to today and specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Canadian Minister of Finance prior to today, as well as a Solectron officer's certificate dated November 5, 2001 with respect to certain matters. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable. In such event, or if (after the date of hereof) we become aware of facts that might change the opinions expressed herein, we assume no obligation to supplement or revise our opinion.
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We express our opinion herein only as to those matters specifically set forth in the S-3 in the section entitled "Income Tax Considerations - Canadian Federal Income Tax Considerations", and no opinion should be inferred as to the tax consequences of those matters under any provincial, local or foreign law, or with respect to other areas of Canadian federal income taxation.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the S-3, and to the references to our firm name therein under the heading "Income Tax Considerations - Canadian Federal Income Tax Considerations" and elsewhere in the S-3 in relation thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the S-3 within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP


OSLER, HOSKIN & HARCOURT LLP